As filed with the Securities and Exchange Commission on May 5, 2021

Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BERRY GLOBAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5234618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 Oakley Street
Evansville, IN 47710
(Address of principal executive offices) (Zip Code)

Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan
(f/k/a Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan)
(Full title of the Plan)

Jason K. Greene
Executive Vice President, Chief Legal Officer and Secretary
Berry Global Group, Inc.
101 Oakley Street
Evansville, IN 47710
 (Name and address of agent for service)

(812) 424-2904
(Telephone number, including area code, of agent for service)
Copies to:
Jason K. Greene	Eliot W. Robinson
Executive Vice President, Chief Legal Officer and Secretary	Bryan Cave Leighton Paisner LLP One Atlantic Center
Berry Global Group, Inc.	Fourteenth Floor
101 Oakley Street	1201 West Peachtree Street, NW
Evansville, IN 47710	Atlanta, GA 30309
Telephone: (812) 424-2904	Telephone: (404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ⌧	Accelerated filer ◻
Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ◻
Emerging growth company ◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value, to be issued under Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan	8,250,000	$62.19(2)	$513,067,500.00(2)	$55,975.67

(1)
This Registration Statement covers 8,250,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Berry Global Group, Inc., a Delaware corporation, under the Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan, as amended and restated effective February 24, 2021 (formerly known as the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan, and referred to herein as the “Plan”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of shares of Common Stock that may be offered or issued under the Plan as a result of future stock splits, stock dividends or similar transactions.

(2)
Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Common Stock on April 28, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 8,250,000 additional shares of Common Stock of the Registrant to be issued under the Amended and Restated Berry Global Group, Inc. 2015 Long-Term Incentive Plan, as amended and restated effective February 24, 2021 (the “Plan”).  The Company’s Board of Directors approved the Plan on January 5, 2021 and the Company’s stockholders approved the Plan at the Company’s annual meeting of stockholders held on February 24, 2021. The Registrant previously filed Registration Statements on Form S-8, Commission File No. 333-203173 with the Commission on April 1, 2015 and April 12, 2018 (together with any pre- or post-effective amendments thereto, the “Prior Registration Statements”), in respect of the shares of Common Stock to be offered pursuant to the Plan.  In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.
ITEM 3.                INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by Berry Global Group, Inc. (“we,” “our,” “us,” “Berry,” the “Company” or the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 2020;

2.
The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 22, 2021, that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 26, 2020;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 2, 2021;
4.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2021;
5.
The Registrant’s Current Reports on Form 8-K* filed on October 8, 2020, November 30, 2020, December 23, 2020, December 28, 2020, January 15, 2021, February 25, 2021, March 5, 2021, April 8, 2021 and April 29, 2021; and

6.
The description of the common stock, par value $0.01 per share (the “Common Stock”) set forth in Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019, filed with the SEC on November 11, 2019 (Commission File Number 001-35672) and any amendments, reports or other filings filed with the SEC for the purpose of updating that description.

*  We are not incorporating and will not incorporate by reference into this Registration Statement past or future information on reports furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
ITEM 5.                INTERESTS OF NAMED EXPERTS AND COUNSEL.
Jason K. Greene, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is Executive Vice President, Chief Legal Officer and Secretary of the Registrant, owns Common Stock of the Registrant, and holds employee stock options to purchase Common Stock of the Registrant.

ITEM 6.                INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant is a Delaware corporation.
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145(c) of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 145(a) or (b) or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.  Section 145(f) provides that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.
Article X of our Amended and Restated Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent permitted by the DGCL. Article X of our Amended and Restated Certificate of Incorporation, as amended, also provides that, in any action initiated by a person seeking indemnification, we shall bear the burden of proof that the person is not entitled to indemnification.
Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of our Amended and Restated Certificate of Incorporation, as amended, includes such a provision.
Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any current or former director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article X of our Amended and Restated Certificate of Incorporation, as amended, permits us to maintain insurance, at our expense, to protect us or any directors, officers, employees or agents of the company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ITEM 8.                EXHIBITS.
The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.
ITEM 9.                UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, Indiana, May 5, 2021.
Berry Global Group, Inc.
(Registrant)
       By:          /s/ Thomas E. Salmon
Name:     Thomas E. Salmon
Title:      Chairman and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Salmon, Mark W. Miles and Jason K. Greene and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.
Signature	Title	Date
/s/ Thomas E. Salmon Thomas E. Salmon	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 5. 2021
/s/ Mark W. Miles Mark W. Miles	Chief Financial Officer (Principal Financial Officer)	May 5, 2021
/s/ James M. Till James M. Till	Executive Vice President and Controller (Principal Accounting Officer)	May 5, 2021
/s/ B. Evan Bayh B. Evan Bayh	Director	May 5, 2021
/s/ Jonathan F. Foster Jonathan F. Foster	Director	May 5, 2021
/s/ Idalene F. Kesner Idalene F. Kesner	Director	May 5, 2021
/s/ Jill A. Rahman Jill A. Rahman	Director	May 5, 2021
/s/ Carl J. Rickertsen Carl J. Rickertsen	Director	May 5, 2021
/s/ Paula A. Sneed Paula A. Sneed	Director	May 5, 2021
/s/ Robert A. Steele Robert A. Steele	Director	May 5, 2021
/s/ Stephen E. Sterrett Stephen E. Sterrett	Director	May 5, 2021
/s/ Scott B. Ullem Scott B. Ullem	Director	May 5, 2021

EXHIBIT INDEX
Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation, as amended through March 6, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2019).

4.2
Certificate of Amendment to the Certificate of Incorporation, effective February 24, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2021).

4.3
Amended and Restated Bylaws, effective February 24, 2021 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2021).

4.4
Amended and Restated 2015 Long-Term Incentive Plan, effective February 24, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2021).

5.1	Opinion of Jason K. Greene, Esq., Executive Vice President, Chief Legal Officer and Secretary.*

23.1	Consent of Counsel (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.